JENKINS COURT ASSOCIATES LIMITED PARTNERSHIP


                    FINANCIAL STATEMENTS

                   OF FORECLOSED PROPERTY

                    FOR THE YEARS ENDED

             DECEMBER 31, 1995, 1994 AND 1993

                         UNAUDITED


























          JENKINS COURT ASSOCIATES LIMITED PARTNERSHIP

                      FINANCIAL STATEMENTS

                     OF FORECLOSED PROPERTY

                      FOR THE YEARS ENDED

                DECEMBER 31, 1995, 1994 AND 1993

                           UNAUDITED



                            CONTENTS
                                                       Page



Financial Statements:

  Balance Sheets                                      F-26

  Statements of Operations                            F-27

  Statements of Partners' Equity (Deficiency)         F-28

  Statements of Cash Flows                            F-29

  Notes to Financial Statements                       F-30





             JENKINS COURT ASSOCIATES LIMITED PARTNERSHIP

                            BALANCE SHEETS

                        OF FORECLOSED PROPERTY

                      DECEMBER 31, 1995 AND 1994

                              UNAUDITED

                                ASSETS
                                                 1995           1994
Investment in real estate:
   Land                                    $         -    $ 6,473,807
  Buildings and improvements                         -     16,276,114
  Tenant improvements                                -      3,850,203
  Furniture and fixtures                             -          1,308
                                                     -     26,601,432

  Less accumulated depreciation                      -      3,978,688

                                                     -     22,622,744

Cash                                                 -        165,979
Escrow deposits                                      -        385,655
Prepaid expenses and other assets                  900        106,156
Due from affiliates                            311,829        303,891
Rents receivable                                     -        659,365
Deferred costs, net of accumulated
  amortization ($694,562, 1994)                      -        682,614

                                           $   312,729    $24,926,404


            LIABILITIES AND PARTNERS' EQUITY (DEFICIENCY)

Liabilities not subject to compromise:
  Accounts payable and accrued expenses    $    94,025    $    34,849
  Other liabilities                             30,715              -
  Loans from partners                          556,146              -
                                               680,886         34,849

Liabilities subject to compromise:                   -     24,192,073

Commitments

    Total liabilities                          680,886     24,226,922

Partners' equity (deficiency)                (368,157)        699,482

                                          $   312,729     $24,926,404


             JENKINS COURT ASSOCIATES LIMITED PARTNERSHIP

           STATEMENTS OF OPERATIONS OF FORECLOSED PROPERTY

         FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                              UNAUDITED



                                 1995          1994          1993

Revenues:
 Rental income               $ 1,339,270   $ 2,496,489   $ 2,146,331
 Other income                     42,327        32,167         6,379

         Total revenues        1,381,597     2,528,656     2,152,710


Expenses:
 Depreciation and
   amortization                  668,154     1,139,369     1,102,270
 Management fees                  15,504       148,712       152,258
 Bad debt expense                      -        25,071        32,276
 Professional fees                90,837        39,019         8,882
 Real estate taxes               185,673       273,145       251,067
 Utilities                        89,738       150,939       149,408
 Repairs and maintenance         130,401       191,510       157,602
 Insurance                        34,454        82,480        62,014
 Salaries and wages               42,546        69,652        60,630
 Other                             6,177        42,981        32,118

         Total expenses        1,263,484     2,162,878     2,008,525

 Income from operations          118,113       365,778       144,185

 Interest expense                 43,505     1,453,707     1,547,485

 Income (loss) before loss
   on transfer of property         74,608   (1,087,929)   (1,403,300)

 Loss on transfer of
   property                     1,142,247              -             -

  Net loss                    $(1,067,639)  $(1,087,929)$ (1,403,300)


             JENKINS COURT ASSOCIATES LIMITED PARTNERSHIP

             STATEMENTS OF PARTNERS' EQUITY (DEFICIENCY)

                        OF FORECLOSED PROPERTY

         FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                              UNAUDITED




                                               Limited
                       HPP 1989     Developer   Partner     Total

Balance
 December 31, 1992   $3,417,696    $(152,235)  $(3,210)  $ 3,262,251

Net loss
 (Unaudited)         (1,333,135)     (68,762)   (1,403)   (1,403,300)

Balance
 December 31, 1993
 (Unaudited)          2,084,561    (220,997)   (4,613)     1,858,951

Distributions           (71,540)           -          -      (71,540)

Net loss
 (Unaudited)         (1,033,533)    (53,308)    (1,088 )   (1,087,929)

Balance
 December 31, 1994
 (Unaudited)            979,488    (274,305)    (5,701)       699,482

Net loss
 (Unaudited)         (1,014,257)    (52,314)    (1,068)    (1,067,639)

Balance
 December 31, 1995
 (Unaudited)         $  (34,769)   $(326,619)  $(6,769)     $(368,157)


              JENKINS COURT ASSOCIATES LIMITED PARTNERSHIP

                        STATEMENTS OF CASH FLOWS

                         OF FORECLOSED PROPERTY

          FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                               UNAUDITED


                                     1995        1994        1993

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net  income  (loss)         $(1,067,639)  $ (1,087,929)$(1,403,300)
 Adjustments to reconcile net income
   (loss) to net cash
   provided by (used in)
   operating activities:
     Non-cash items:
       Deprec and  amort           668,154     1,139,369    1,102,270
       Interest  on  loans
        from  partners              43,505        36,222       31,385
     Loss on dispos of prop      1,142,247             -            -
      Dec  (inc)  in  esc  dep     (46,377)      (18,054)           5
      Decrease  (increase)
       in rents receivable,  net    18,809      (244,847)     (26,841)
      Decrease  (increase)
       in prepaid  expenses         93,966        11,810      (30,999)
      Increase  in  deferred
       costs,  net                 (27,271)       (5,256)     (83,205)
      Increase  (decrease)
       in  accrued interest       (739,000)      781,097      618,482
     Increase (decrease)
       in accounts payable
       and accrued expenses        (89,486)       70,078      (54,874)
      Decrease  in  other  liab    (39,699)     (130,937)     (50,226)

 Net cash provided by (used in)
     operating   activities        (42,791)       551,553     102,697

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase  of  fixed  assets     (90,250)       (51,730)   (371,554)
   Decrease  (increase)
     in  note  receivable                 -        10,000     (10,000)
 Distribution                             -       (71,540)          -
 Payment of settlement expenses    (25,000)             -           -
 Increase in due from affiliates    (7,938)      (180,901)    (34,842)

  Net  cash  used
   in  investing activities       (123,188)      (294,171)   (416,396)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings  on  construction
     loans  payable                      -          36,891    481,253
    Repayment   of   construction
     loan    payable                     -        (148,500)  (198,000)

 Net cash provided by (used in)
     financing  activities               -        (111,609)   283,253

NET INCREASE (DECREASE) IN CASH   (165,979)        145,773    (30,446)

CASH, BEGINNING OF YEAR            165,979          20,206     50,652

CASH, END OF YEAR                 $      -       $ 165,979    $20,206


SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash  paid  for interest        $      -       $ 672,610  $ 897,618

NON-CASH FINANCING ACTIVITY:
 Interest on loans from partners  $ 43,505       $  36,222  $  31,385



              JENKINS COURT ASSOCIATES LIMITED PARTNERSHIP


                     NOTES TO FINANCIAL STATEMENTS

                        OF FORECLOSED PROPERTY

          FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                               UNAUDITED



1.  Partnership Organization:

    Jenkins Court Associates Limited Partnership (the Partnership), a Delaware limited partnership, was formed on December 20, 1988 to acquire, construct, rehabilitate, own and operate a 144,000 net rentable square foot five-story building and 30,000 net rentable square feet of new retail space, including storage areas and parking facilities (herein known as the Project), located at Old York Road and Rydal Road, Jenkintown Borough, Pennsylvania.

    The general partners of the Partnership are Jenkins Court Investors Limited Partnership (Developer), a Delaware limited partnership whose sole general partner is Court Investors Corporation, and Historic Preservation Properties 1989 Limited Partnership (HPP 1989), a Delaware limited partnership whose sole general partner is Boston Historic Partners Limited Partnership. The limited partner is Miles S. Katzen, who is also a limited partner of the Developer. The rehabilitation of the building was substantially complete as of December 31, 1989.

2.  Summary of Significant Accounting Policies:

    Basis of accounting:

    The Partnership's financial statements are prepared on the accrual
    basis   of   accounting  in  accordance  with  generally  accepted
    accounting principles.

    Use of Estimates:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.



2. Summary of Significant Accounting Policies (continued):

    Depreciation:

    The Partnership's real estate was held for lease and stated at cost. Depreciation was computed on a straight-line basis over 40 years for buildings and improvements and over seven years for personal property. Tenant improvements were depreciated on a straight-line basis over the terms of the related leases, generally five to ten years.

   Capitalization of project costs:

   The Partnership capitalized all project costs incurred during construction including interest, real estate taxes, insurance and other indirect project costs.

   Deferred costs:

   Direct costs attributable to obtaining financing were capitalized and amortized on a straight-line basis over the term of the related debt. Direct costs related to the restructuring of the construction loan in 1992 have been capitalized and were amortized on a straight line basis over a twelve month period (see Note 3). Organization costs have been capitalized and were amortized on a straight-line basis over a 60-month period. Leasing commissions have been capitalized and were amortized on a straight-line basis over the terms of the related leases, generally five to ten years.

   Revenue recognition:

      Rental income was recorded by recognizing the aggregate minimum rentals to be received over the term of each lease in equal monthly installments over the related lease terms. Rental income recorded prior to actual cash collections under the terms of the leases was recorded as rents receivable (approximately $358,000 at December 31, 1994). Revenue from rent escalations was recorded when billed.





2. Summary of Significant Accounting Policies (continued):

   Income taxes:
   No provision (benefit) has been made for income taxes, since the income or loss of the Partnership is to be included in the tax returns of the individual partners.

3. Construction Loans Payable:

   On July 2, the Partnership and the lender of the Partnership's construction loan entered into the Second and Restated Settlement Agreement (the Amended Agreement). In summary, under the Amended Agreement, the lender forgave $4,033,426 of accrued interest, late fees and extension fees, divided the construction loan into two promissory notes (Promissory Note A and Promissory Note B) and required the Partnership to establish escrow accounts for debt service shortfall and real estate taxes and contractual lease buyout obligations to former landlords of existing tenants.


   Promissory Note A originally consisted of $12,200,000 of principal outstanding under the original loan plus up to $1,478,171 which may have been advanced by FNB to the Partnership for new tenant improvements as required. As of December 31, 1994, $676,269 was advanced for such tenant improvements. Monthly payments of principal and interest were based upon a 25 year amortization period and the Partnership repaid $148,500 and $198,000 to FNB in 1994 and 1992, respectively. The note bore interest at 7.25% for the first year, and was to bear interest at FNB's cost of funds rate, as defined, plus 2% for each extension period, if applicable.

   As explained in detail later in this footnote, the interest rate for Promissory Note A was amended in June 1993. Interest expense in 1994 and 1993 for Promissory Note A equaled $694,227 and $791,884, respectively. As of December 31, 1994, accrued interest on Promissory Note A equaled $160,825.
3.  Construction Loans Payable (continued):

   Promissory Note B originally consisted of the remaining $9,260,092 of outstanding principal due under the original construction loan. Monthly payments were calculated based on Net Operating Income, as defined in the Second Amended Agreement, reduced by debt service payments made pursuant to Promissory Note A, replenishments to the Reserve Account and payments to the Tax and Buyout Account. This note provided for an interest rate of 7.75% for the first year, and 8.75% and 9.75% for the second and third years, if applicable. Any shortfall between all interest and other debt service payments due for any month and the actual monthly payment received by FNB were accrued and added to the outstanding principal balance of Promissory Note B. Interest expense for Promissory Note B in 1994 and 1993 totaled $723,257 and $724,216, respectively. As of December 31, 1994, accrued interest on Promissory Note B totaled $1,608,670.

   On June 15, 1993, the lender extended the maturity date of Promissory Notes A and B until June 15, 1994 under the following conditions. The deposit of $250,000 into the restricted payment account was deferred until maturity and would have been due and payable at that time. The interest rate of the outstanding balance of Promissory Note A was adjusted to 5.5%. The interest rate of any additional borrowings for Promissory Note A was adjusted to 1.5% above the lender's commercial lending rate.

    The lender retained the option to rescind the entire Amended Agreement if Jenkins Court commenced or participated as an adverse party in any suit or proceeding against the lender relating to the original loan or the Agreement. If such rescission took effect, all amounts previously forgiven and all amounts due would have been payable upon the lender's demand. In addition, subject to the provisions of the Amended Agreement, the lender reserved any and all rights and remedies which it may have had against any party pursuant to the original loan documents.

    At any time after a Future Default Event or Maturity Date (both terms defined in the Amended Agreement), whichever first occurred,
3.  Construction Loans Payable (continued):

    the lender may have requested that Jenkins Court deed the property to the lender in lieu of foreclosure.

    The terms of the note not only secured the building, land and all improvements, but also granted a security interest and rights to all leases and rents upon an event of default under the notes. The notes were guaranteed by the local general partner and limited partner.

    Management was negotiating with the lender to further extend the notes. On September 30, 1994, the lender sold the notes to a real estate investment entity (the mortgage holder). Jenkins Court began negotiations with the mortgage holder to extend or restructure the notes. On November 23, 1994, the mortgage holder presented a notice of default and demanded full payment of the notes and related accrued interest. On November 23, 1994, Jenkins Court filed petitions for bankruptcy protection under Chapter 11 of the federal bankruptcy laws. Under Chapter 11, certain claims against Jenkins Court in existence prior to the filing of petitions for relief under federal bankruptcy laws were stayed while the Partnership continued business operations as Debtor-in-Possession.

     Due to the limited net operating income of the property, no interest expense was recorded by the Partnership on Promissory Notes A and B while the partnership was in banckruptcy protection. Remaining cash after the payment of operating expenses was paid to the
holder as a     reduction of previously accrued interest.

    The acceptance of a plan of reorganization through the bankruptcy proceedings was highly unlikely and Jenkins Court had maximized the vesting of its remaining tax credits for 1995 on June 30, 1995.


    As discussed further in Note 6, on August 31, 1995, Jenkins Court and the mortgage holder entered into a settlement agreement to resolve the bankruptcy litigation. As part of the settlement agreement, Jenkins Court transferred the deed and title to the property to the mortgage holder in lieu of foreclosure proceedings. The mortgage holder agreed to release Jenkins Court and its
3.  Contstruction Loans Payable (continued):

    guarantors for the entire indebtedness and Jenkins Court received $25,000 to pay certain professional fees incurred during the bankruptcy proceedings.

    Although Jenkins Court no longer owns its investment property and will no longer have property operations, the Jenkins Court partnership will remain in existence until the resolution of certain partnership assets and liabilities.

4.  Partners' Equity (Deficiency):

    Profits, losses and tax credits from operations during the first five years following the completion of the rehabilitation of the Property are to be allocated as follows:

        HPP 1989                                      95.0%
        Developer                                      4.9
        Limited partner                                 .1
                                                     100.0%

    Thereafter,  cash flow from operations, as defined in the  Amended
    and   Restated   Agreement  of  Limited  Partnership  (Partnership
    Agreement), shall be distributed to the partners as follows:

                                                       YFirst, 100% to
        the payment of accrued interest on any outstanding default loans and then to the unpaid principal on same.

                                                        YSecond,  100%
        to HPP 1989 until HPP 1989 has received cash flow distributions for that year equal to an 8% noncumulative, noncompounded return on its invested capital in that year.
4.  Partners' Equity (Deficiency) (Continued):

                                                       YThird, 100% to
        the Developer until the Developer Mall Amount, as defined, has been reduced to zero and then, according to the cash flow percentages defined in the agreement, until HPP 1989 has received distributions of cash flow in that year equal to an 8% noncumulative, noncompounded return on its invested capital and the Developer has received distributions equal to an 8% noncumulative, noncompounded return on its invested capital.

                                                        YThe remaining
        balance, if any, shall be distributed as follows:

             HPP 1989                                 60.0%
             Developer                                39.9
             Limited partner                            .1
                                                     100.0%

    Under the terms of the Partnership Agreement, at any time after January 5, 1994, HPP 1989 had the right to cause the Partnership to sell all or part of the property to a third party without the consent of the Developer provided that HPP 1989 first offered to sell the property to the Developer.

5.  Related Party Transactions and Commitments:

    The Partnership entered into a Property Management and Leasing Agreement with the Developer which was to expire on January 1, 1995. The Developer was to perform the duties involved with the day-to-day management of the Project for a fixed annual fee of $25,000 and a fee equal to 6% of gross receipts as defined in the agreement. Additionally, the Developer earned leasing commissions equal to 5% of gross rental receipts as defined in the agreement for the first five years and 2.5% of gross rental receipts for the balance of the term, less any amounts paid to third parties. Commissions earned on extensions, expansions and renewals were one-half of the above rates.
5.  Related Party Transactions and Commitments (continued):

   On October 1, 1994, the Partnership terminated the Property Management and Leasing Agreement with the Developer and entered into a property and partnership management agreement with the Developer, HPP 1989, and an independent third party property
   manager.   This                                       agreement  co
   nsisted of the independent third party property managerperforming the property management function for a fee of 2% of gross receipts, the developer performing a co-asset management function for a fee of 2% of gross receipts, and HPP 1989 performing a co-asset management and partnership accounting function for a fee of 2% of gross receipts. The Developer retained the leasing responsibility and fee arrangement under the initial Property Management and Leasing Agreement.

    Total fees and commissions earned by the developer under these agreements equaled $131,004 and $152,258 in 1994 and 1993, respectively. In 1995 and 1994, the third party property manager earned management fees of $22,364 and $10,848, respectively. No amounts were paid to HPP 1989 in 1995 and 1994 under the above agreements.

    If at any time through June 30, 1992, the costs and expenses of operating the Project exceeded revenues and capital contributions, the Developer was obligated to fund the amount of such operating deficits up to $1,000,000. In 1991, the Developer funded $162,598. Operating deficit loans bear interest at 1% above the base rate (10% at December 31, 1995), as defined in the Partnership Agreement, and will be repaid in accordance with the terms of the Partnership Agreement. The Developer alleges that it has satisfied the remainder of its operating deficit obligation in full by pledging collateral. However, HPP 1989 does not agree with the position of the Developer. Interest earned on operating deficit loans totaled $16,158, $13,289 and $11,796 for 1995, 1994 and 1993, respectively. As of December 31, 1995 and 1994, accrued interest on Developer operating deficit loans totaled $52,625 and $36,467, respectively.

     During 1991, HPP 1989 loaned $250,000 to the Partnership as a default loan (Default Loan), as defined in the Partnership Agreement. This Default Loan bears interest at 2% above the base rate (11.0% at December 31, 1995) and is secured by the Developer's
5. Related Party Transactions and Commitments (Continued):

    interest in an unrelated limited partnership. Interest earned on the Default Loan totaled $27,347, $22,933 and $20,003 in 1995,
    1994 and 1993, respectively. As of December 31, 1995 and 1994, accrued interest on the Default Loan equaled $90,923 and $63,576, respectively. The Default Loan may be repaid in accordance with the terms of the Partnership Agreement.

    As of December 31, 1995 and 1994, advances made by the Partnership to the Developer and its affiliates totaled $311,829 and $303,891, respectively. These advances are unsecured and are non-interest bearing.

6. Petition for Relief Under Chapter 11 and Transfer of the Property:

    As discussed in Note 3, in 1992 the Partnership restructured its construction loans extending the maturity dates to June 15, 1993 and realizing a significant gain on forgiveness of debt. In 1993, the Partnership was able to further extend the maturity dates to June 15, 1994. On September 30, 1994, Notes A and B were sold to a new real estate investment entity (mortgage holder) and on November 23, 1994 the mortgage holder presented a notice of default and demanded full payment of all outstanding principal and interest. Also on November 23, 1994, Jenkins Court Associates Limited Partnership filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the jurisdiction of Eastern District of Pennsylvania.

   Under Chapter 11, certain claims against the Partnership in existence prior to the filing of a petition for relief under the federal bankruptcy laws are stayed while the Partnership continues business operations as Debtor-in-possession. These liabilities are reflected in the balance sheet as of December 31, 1994 as
    "liabilities subject to compromise".

    The Partnership received approval from the Bankruptcy Court to pay or otherwise honor certain of its pre-petition obligations including employee wages.
6. Petition  for Relief Under Chapter 11 and Transfer of the  Property
   (continued):

    Liabilities subject to compromise as of December 31, 1994, consisted of:

        Construction loans payable
           Segment A                            $ 12,430,769
           Segment B                               9,260,092
        Accrued interest                           1,769,495
        Accounts payable and accrued expenses        148,662
        Other liabilities                             70,414
        Loans from partners                          512,641
                                                $ 24,192,073


     On August 31, 1995, Jenkins Court entered into a settlement agreement with the mortgage holder to resolve the bankruptcy litigation. Jenkins Court transferred the property to the mortgage holder in lieu of foreclosure proceeding. The mortgage holder agreed to release Jenkins Court and its guarantors for the entire indebtedness and Jenkins Court received $25,000 to pay certain professional fees incurred during the bankruptcy proceedings. With the transfer of the deed and title to the mortgage holder in August 1995, all liabilities associated with the building were satisfied and the case was dismissed from Federal Bankruptcy Court. The transaction resulted in a loss on transfer of property of $1,142,247 to the Partnership and recapture of Rehabilitation Tax Credits of $46,790 to the partners of Jenkins Court.

     Although Jenkins Court no longer owns its investment property an dwill no longer have property operations, the Jenkins Court partnership will remain in existence until the resolution of certain partnership assets and liabilities. These liabilities include approximately $94,000 of trade payables, as well as a $250,000 default loan and accrued interest thereon which had been provided by HPP 1989 and secured by the developer's interest in an unaffiliated limited partnership.